UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     Cisneros, Frank G.
     4918 Lyford Cay Road
     Tampa, FL 33629

2.   Date of Event Requiring Statement (Month/Day/Year)
     8/7/99

3.   IRS or Social Security Number of Reporting Person (Voluntary)
     N/A

4.   Issuer Name and Ticker or Trading Symbol
     Florida Business BancGroup, Inc.

5.   Relationship of Reporting Person to Issuer (Check all applicable)
     [X]  Director                           [ ]  10% Owner
     [ ]  Officer (give title below)         [ ]  Other (specify below)


6    If Amendment, Date of Original (Month/Day/Year)
     N/A



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Table I -- Non-Derivatie Securities Beneficially Owned

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1. Title of Security     2. Amount of Securities       3. Ownership             4. Nature of Indirect Beneficial Ownership
                            Beneficially Owned            Form: Direct (D)
                                 or Indirect (I)
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Common Stock                        5,400                       I                  Trustee and Beneficiary of Trust

Common Stock                        1,000                       I                  Trustee

Common Stock                        1,000                       I                  Trustee

Common Stock                        1,000                       I                  Trustee

Common Stock                       30,000                       I                  IRA

Common Stock                        4,600                       I                  Wife's IRA

Common Stock                        7,000                       I                  Beneficiary of Trust
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Table  II  --Derivative   Securities  Beneficially  Owned  (e.g.,  puts,  calls,
warrants, options, convertibel securities)
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1. Title of           2. Date Exercisable      3. Title and Amount                 4. Conversion or  5. Ownership     6. Nature of
   Derivative            and Expiration Date      of Securities                       Exercise Price    Form of          Indirect
   Security              Date      Expiration     Underlying                          of Derivative     Derivative       Beneficial
                      Exercisable     Date        Derivative Security                 Security          Security:        Ownership
                                                  Title               Amount or                         Direct (D)
                                                                      Number of                         or Indirect (I)
                                                                      Shares
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Warrants to Purchase     8/7/99     2/8/02        Common Stock         5,400             $10.00          I              Trust &
Common Stock                                                                                                            Beneficiary

Warrants to Purchase     8/7/99     2/8/02        Common Stock         1,000             $10.00          I              Trustee
Common Stock

Warrants to Purchase     8/7/99     2/8/02        Common Stock         1,000             $10.00          I              Trustee
Common Stock

Warrants to Purchase     8/7/99     2/8/02        Common Stock         1,000             $10.00          I              Trustee
Common Stock

Warrants to Purchase     8/7/99     2/8/02        Common Stock        30,000             $10.00          I              IRA
Common Stock

Warrants to Purchase     8/7/99     2/8/02        Common Stock         4,600             $10.00          I              Wife's IRA
Common Stock

Warrants to Purchase     8/7/99     2/8/02        Common Stock         7,000             $10.00          I              Beneficiary
Common Stock                                                                                                            of Trust



                                   /s/Frank G. Cisneros             1/2/2000
                                   --------------------             --------
                                  Signature of Reporting Person       Date